HANA BIOSCIENCES, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) made effective as of June 30, 2006, is by and between Hana Biosciences, Inc., a Delaware corporation having a place of business at 400 Oyster Point Boulevard, Suite 215, South San Francisco, California 94080 (the “Company”), and Mark J. Ahn (“Executive”).

INTRODUCTION

A.       Pursuant to an Employment Agreement between the Company and Executive dated November 1, 2003, as amended October 21, 2004, December 19, 2005, and June 30, 2006, (the “Employment Agreement”) and certain Stock Option Agreements between the Company and the Executive dated November 1, 2003, February 15, 2004, February 26, 2004, and July 20, 2004 (each a “Stock Option” and, collectively, the “Stock Options”) the Company granted Executive options to purchase an aggregate of 952,305 shares of the Company’s common stock, as adjusted to reflect stock splits, combinations, mergers and other adjustments prior to the date hereof.

B.       On May 9, 2006, Executive exercised a portion of the November 1, 2003 Stock Option relating to 164,508 shares, and following such exercise there are 787,797 shares remaining available for exercise under the Stock Options.

C.       Due to the tax implications of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company and Executive have agreed to amend the Stock Options in order to increase the exercise prices thereof to equal the fair market value of the common stock as of the dates of each Stock Option pursuant to an Amendment to Stock Option Agreements of even date herewith between the Company and Executive.

D.       To compensate Executive for the increase to the exercise prices, the Company desires to issue Executive 74,887 shares of restricted common stock, subject to the terms set forth herein and subject to the terms of the Stock Incentive Plan.

E.       Additionally, under Section 5(f) of the Employment Agreement, Executive was entitled to receive an aggregate of 419,262 options following the Company’s completion of its October 2005 private placement offering and the Company’s completion of its May 2006 registered direct offering (the “Anti-Dilution Options”). In lieu of receiving the Anti-Dilution Options, Company desires to issue 410,000 shares of restricted common stock of the Company to Executive and Executive desires to accept such restricted common stock of the Company is lieu of receiving the Anti-Dilution Options subject to the terms set forth herein and subject to the terms of the Stock Incentive Plan.

AGREEMENT

Now, Therefore, it is agreed as follows:

1.       Grant of Stock. Subject to the terms and provisions of this Agreement and the Company’s 2004 Stock Incentive Plan, as amended, (the “Stock Incentive Plan”), the Company hereby grants to Executive 484,887 shares of Company common stock (such shares are referred to hereinafter as the “Shares”). Upon the execution of this Agreement, the Shares shall be registered on the books of the Company, and the Company shall cause the transfer agent and registrar of its common stock to issue certificates in Executive’s name evidencing the Shares, each certificate for an amount of Shares equaling the number of Shares which vest on each date set forth in Paragraph 4 hereof (collectively, the “Stock Certificates”). Executive shall immediately thereafter deposit with the Company, together with corresponding stock powers endorsed in blank by Executive, the Stock Certificates to be held by the Company until such time as the restrictions set forth herein and under the Stock Incentive Plan have lapsed for the respective Shares pursuant to paragraph 4 of this Agreement. The Stock Certificates shall each bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions of a Restricted Stock Agreement dated June 30, 2006 entered into between the registered owner and the Company. A copy of the agreement is on file in the office of the secretary of the Company.

2.       Rights of Executive. Upon the execution of this Agreement and issuance of the Shares, Executive shall become a stockholder with respect to the Shares and shall have all of the rights of a stockholder with respect to the Shares, including the right to vote the Shares and to receive all dividends and other distributions paid with respect to the Shares; provided, however, that the Shares shall be subject to the restrictions set forth in paragraph 3 of this Agreement.

3.       Restrictions. Executive agrees that, in addition to the restrictions set forth in the Stock Incentive Plan, at all times prior to the vesting of the Shares as contemplated by paragraph 4 hereof:

       (a)       Executive shall not sell, transfer, pledge, hypothecate or otherwise encumber the Shares; and

       (b)       If Executive’s employment with the Company is terminated for any reason whatsoever, or Executive violates the terms of any confidentiality agreement, non-solicitation covenant or covenant not to compete, however delineated, then, subject to paragraph 4 hereof, Executive shall, for no consideration, forfeit and transfer to the Company all of the Shares that remain subject to the restrictions set forth in this paragraph 3.

4.       Lapse of Restrictions. The restrictions set forth in paragraph 3 shall lapse: (i) with respect to 42,500 Shares on October 24, 2006; (ii) with respect to 57,613 Shares on January 1, 2007; (iii) with respect to 4,313 Shares on February 15, 2007; (iv) with respect to 3,765 Shares on February 26, 2007; (v) with respect to 162,500 Shares on May 19, 2007; (vi) with respect to 9,196 Shares on July 21, 2007; (vii) with respect to 42,500 Shares on October 24, 2007; and (viii) with respect to 162,500 of the Shares on May 19, 2008. Upon request of Executive at any time after the date that the restrictions set forth in paragraph 3 of this Agreement have lapsed with respect to any Shares and such Shares have become vested, free and clear of all restrictions, except as provided in the Stock Incentive Plan, the Company shall remove any restrictive notations placed on the books of the Company and the respective Stock Certificates in connection with such restrictions.

5.       Copy of 2004 Stock Incentive Plan. By the execution of this Agreement, Executive acknowledges receipt of a copy of the Stock Incentive Plan, the terms of which are hereby incorporated herein by reference and made a part hereof by reference as if set forth in full.

     6.         Administration. This Agreement shall at all times be subject to the terms of the Stock Incentive Plan. The Board of Directors of the Company (the “Board”) or, if delegated to a committee of the Board of Directors of the Company under the Stock Incentive Plan, the committee (the “Committee”) shall have the sole and complete discretion with respect to all matters reserved to it by the Stock Incentive Plan and decisions of the Board or the Committee with respect thereto and to this Agreement shall be final and binding upon Executive. In the event of any conflict between the terms of this Agreement and the Stock Incentive Plan, the provisions of the Stock Incentive Plan shall govern and control.

7.       Continuation of Employment. This Agreement shall not confer upon Executive, and shall not be construed to confer upon Executive, any right to continue in the employ of the Company for any period of time, and shall not limit the rights of the Company in its sole discretion (absent any other agreements to the contrary), to terminate the employment of Executive at any time, with or without cause, for any reason or no reason, or to change Executive’s job responsibilities or rate of compensation.

8.       Withholding of Tax. To the extent that the receipt of the Shares or the lapse of any restrictions thereon results in income to Executive for federal or state income-tax purposes, Executive shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Executive fails to do so, the Company is authorized to withhold from any cash or stock remuneration then or thereafter payable to Executive any tax required to be withheld by reason of such resulting compensation income. The Executive may have Shares withheld to satisfy the withholding tax obligation pursuant to an election under the Stock Incentive Plan.

9.       Section 83(b) Election. Executive understands that he (and not the Company) shall be responsible for his own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of the transactions contemplated by this Agreement. Executive shall rely solely on the determinations of his tax advisors or his own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. Executive understands that Section 83 of the Code, taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” includes without limitation the vesting restrictions set forth in paragraph 4 hereof. “Restriction” with respect to officers, directors and 10% stockholders also means the period during which such officer, director and 10% stockholders could be subject to suit under Section 16(b) of the Securities Exchange Act of 1934 in connection with a sale. Executive understands that Executive may elect to be taxed at the time the Shares are received rather than when and as the restrictions on the Shares lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the acquisition. In the event Executive files an election under Section 83(b) of the Code, such election shall contain all information required under the applicable treasury regulation(s) and Executive shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service.

EXECUTIVE ACKNOWLEDGES THAT IT IS EXECUTIVE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(B) OF THE CODE, EVEN IF EXECUTIVE REQUESTS THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON EXECUTIVE’S BEHALF.

10.       Governing Law. This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Delaware applicable to contracts executed and to be performed therein.

11.       Amendments. This Agreement may be amended only by a written agreement executed by the Company and Executive.

12.       Entire Agreement. This Agreement embodies the entire agreement made between the parties hereto with respect to matters covered herein and shall not be modified except in accordance with paragraph 11 of this Agreement.

13.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement. Signatures hereto may be delivered by facsimile or other means of electronic transmission, and signatures so delivered shall be valid and binding to the same extent as original signatures.

SIGNATURES APPEAR ON FOLLOWING PAGE

In Witness Whereof, the parties have executed this Restricted Stock Agreement to be effective as of the date first set forth above.

HANA BIOSCIENCES, INC.:

By:	/s/ John P. Iparraguirre
John P. Iparraguirre
Vice President, Chief Financial Officer

EXECUTIVE:

/s/ Mark J. Ahn
Print Name: Mark J. Ahn